Exhibit 5.1

                               September 30, 2003

Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573

      Re:     Eagle Broadband, Inc.; Registration Statement on Form S-8

Gentlemen:

         We have represented Eagle Broadband, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") in connection with the registration of 2,945,300 shares ("Shares") of the Company's common stock, par value $.001 per share under the Securities Act of 1933, as amended, to be offered pursuant to the Eagle Broadband, Inc. 2003 Stock Incentive and Compensation Plan ("Plan").

         In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

         We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/Brewer & Pritchard, P.C.
                                                    BREWER & PRITCHARD, P.C.